UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2011

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 31, 2011, Hansen Medical, Inc. (the “Company” or “Hansen”) determined that Peter Osborne’s responsibilities as the Company’s Interim Chief Financial Officer and principal financial and accounting officer would end on or about June 20, 2011 and that Mr. Osborne’s consulting agreement with the Company would end as of July 1, 2011.

(c) On May 31, 2011, Peter Mariani agreed to become the Chief Financial Officer of the Company effective on or about June 20, 2011. As Chief Financial Officer, Mr. Mariani will serve as the Company’s principal financial and accounting officer.

Mr. Mariani, 47, has held a variety of financial leadership positions and has extensive international experience at public and private companies. From December 2009 to September 2010, he served as the Chief Financial Officer and as a member of the board of directors of BMW Constructors, Inc., a privately-held construction services firm in Indianapolis, IN. From January 2007 until January 2009, Mr. Mariani served as a Senior Vice President and Chief Financial Officer of Harlan Laboratories, Inc., a privately-held provider of preclinical services based in Indianapolis, IN. From November 1994 until April 2006, Mr. Mariani held a number senior financial positions with Guidant Corporation, a medical devices company for the treatment of cardiovascular disease, and after Guidant was acquired by Boston Scientific Corporation he continued to serve as Boston Scientific’s Vice President Finance, Integration Synergy Program Office, from April 2006 to November 2006. Mr. Mariani started at Guidant as a Director of Corporate Financial Reporting and after a succession of advances and promotions ultimately served as Vice President, Controller and Chief Accounting Officer. Previously, Mr. Mariani spent four years at Guidant-Japan where he helped facilitate the conversion of Guidant’s business in Japan from a distributor network to a direct sales and marketing organization, which led to increased sales and profitability. Mr. Mariani also spent two years with Guidant’s vascular subsidiary where he led the advancement of Guidant’s consolidated customer billing and collection services prior to several significant product launches. Mr. Mariani began his career at Ernst & Young and served as an audit manager for a variety of public and private clients in many different industries, including healthcare. Mr. Mariani has a Bachelor of Science degree in accounting from Indiana University and is a certified public accountant.

In connection with his hiring, the Company and Mr. Mariani entered into an offer letter, a retention agreement and the Company’s standard form of Proprietary Information and Inventions Agreement. Pursuant to the offer letter, Mr. Mariani’s initial annual base salary will be $270,000 and he will be granted approximately 19,134 performance-contingent restricted stock units that will vest in early 2012 based on the successful achievement of certain corporate and departmental milestones. These restricted stock units will be granted under the Company’s 2006 Equity Incentive Plan (the “Plan”). The Company will also provide a housing and relocation allowance of $100,000.00 (payable in twenty-four equal installments on a bi-monthly basis during the first twelve months of Mr. Mariani’s employment) in order to assist him in relocating to the San Francisco Bay Area.

Pursuant to the offer letter and subject to the approval of the Company’s Compensation Committee, Mr. Mariani will be granted an option to purchase 360,000 shares of the Company’s common stock in connection with his commencement of employment, of which 25% will vest 12 months after commencement of his employment and the balance of which will vest in 36 successive equal monthly installments (the “Option”). The Option will be granted outside of the Plan but will generally be subject to the same terms and conditions as apply to options granted under the Plan.

Pursuant to the retention agreement, in the event that Mr. Mariani’s employment is terminated without cause or he resigns for good reason, he will be eligible for the following severance benefits: (1) a severance payment equal to six months of his then-current base salary and, if the termination occurs within twelve months after a change in control, a pro-rated portion of Mr. Mariani’s target bonus for the same period, payable in accordance with the Company’s normal payroll procedures (2) payment of his and his dependents’ COBRA premiums for up to six months and (3) if the termination occurs within twelve months after a change in control, full acceleration of any unvested equity awards then held by him. All of the foregoing severance benefits are contingent on Mr. Mariani’s execution of a release of claims.

In addition, Mr. Mariani will enter into an Indemnity Agreement that requires the Company to indemnify Mr. Mariani for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him in any action or proceeding arising out of his services as a director or officer of the Company or any of the Company’s subsidiaries or any other company or enterprise to which Mr. Mariani provides services. This description of the Indemnity Agreement is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which was previously filed as exhibit to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed on October 2, 2006.

The Company issued a press release announcing this appointment on June 3, 2011, a copy of which is attached to this report as Exhibit 99.1.

(e) A description of Mr. Mariani’s compensation for serving as Chief Financial Officer is described in subsection (c) above and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
Exhibit 99.1	Press release issued by Hansen Medical, Inc., Inc. on June 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: June 3, 2011	/s/ BRUCE BARCLAY
Bruce Barclay Chief Executive Officer and President